EXHIBIT (a)(1)

FOR IMMEDIATE RELEASE

CONTACT:
Joan Fischler
Telephone: (516) 686-2212
Facsimile: (516) 626-7839

Reeves Telecom Acquisition Corp.
to Make Tender Offer
for All Limited Partnership Units
of Reeves Telecom Limited Partnership

GLEN HEAD, NY (June 9, 2006) - Reeves Telecom Acquisition Corp. (“RTAC”) announced today that it intends to make a tender offer to purchase for cash all outstanding limited partnership units (the “Units”) of Reeves Telecom Limited Partnership, a South Carolina limited partnership (the “Partnership”), at a purchase price of $1.50 per Unit net to the seller in cash without interest.

The President and sole shareholder of RTAC is John S. Grace. The general partner of the Partnership is Grace Property Management, Inc., the shares of which are held in trust for the benefit of Mr. Grace. Therefore, RTAC may be deemed to be an “affiliate,” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, of the Partnership and the general partner of the Partnership.

The Partnership is engaged in owning, developing, selling, leasing, or otherwise dealing in real estate in North Carolina.

On April 26, 2006, certain affiliates of MacKenzie Patterson Fuller, LP (“MacKenzie”) announced a tender offer to purchase all Units of the Partnership at a purchase price equal to $0.50 per Unit, in cash, without interest, upon the terms and subject to the conditions set forth in an offer to purchase dated April 26, 2006 and in the related letter of transmittal (the “MacKenzie Offer”). The MacKenzie Offer was extended to Friday, June 16, 2006.

RTAC stated that its tender offer will commence with the filing of a tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) with the Securities and Exchange Commission, which RTAC currently expects will occur on or about Wednesday, June 14, 2006, and that Unit holders of the Partnership will be sent tender offer documents shortly thereafter.

RTAC noted that if, after receiving the RTAC tender offer documents, a Unit holder who has tendered Units under the MacKenzie Offer wishes, instead, to tender the Units under the RTAC offer, then that Unit holder must first withdraw his or her Units previously tendered under the MacKenzie Offer by following the instructions for withdrawal set forth in the MacKenzie Offer and related letter of transmittal. In general, this involves submitting a timely notice of withdrawal to MacKenzie (which may be sent by fax to 925-631-9119), stating the number of Units to be withdrawn and the name of the person who tendered the Units, and the notice of withdrawal must be signed by the person(s) who signed the MacKenzie letter of transmittal in the same manner that the MacKenzie letter of transmittal was signed. Unless the MacKenzie Offer is extended, such Unit holder must submit a notice of withdrawal to MacKenzie prior to 12:00 Midnight Pacific Time on Friday, June 16, 2006 for the withdrawal to be effective. Unit holders are encouraged to read the MacKenzie tender offer documents, which are available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

This press release is neither an offer to purchase nor a solicitation of an offer to sell limited partnership units of Reeves Telecom Limited Partnership. At the time the tender offer is commenced, RTAC will file a tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and Reeves Telecom Limited Partnership will file a solicitation/recommendation statement with respect to the RTAC offer that will contain important information that should be read carefully before any decision is made with respect to the offer.

The offer to purchase, the related letter of transmittal and other offer documents, as well as the solicitation/recommendation statement, will be made available to all unit holders of Reeves Telecom Limited Partnership at no expense to them and will also be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

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